Exhibit 10.1

AGREEMENT FOR ASSIGNMENT OF

PARTNERSHP INTEREST IN CRESCENT VALLEY PARTNERS, L.P.

THIS AGREEMENT FOR ASSIGNMENT OF PARTNERSHIP INTEREST IN CRESCENT VALLEY PARTNERS, L.P. (this “Agreement”) is made on [●] (the “Agreement Date”), to be effective as of January 1, 2014 (the “Effective Date”), by and between [●] (“Assignor”), and DENVER MINING FINANCE COMPANY, INC., a Colorado corporation (“Assignee”).

A.	Assignor is a limited partner of Crescent Valley Partners, L.P., a Colorado limited partnership (“Partnership”), holding [●]% of the limited partner interests in Partnership (the “Partnership Interest”).

B.	Assignee is the general partner of the Partnership, and also holds a limited partner interest in the Partnership.

C.	The principal asset of the Partnership is the 1.25% net value royalty (the “Royalty”) payable under the Royalty Deed and Agreement, dated April 15, 1991, covering certain portions of Barrick’s Cortez gold mine located in Lander County, Nevada (the “Project”) which Royalty is payable in cash or in gold.

D.	Assignor wishes to sell and assign to Assignee, and Assignee wishes to purchase and assume from Assignor, all right, title and interest of Assignor in and to the Partnership Interest from and after the Effective Date (the “Transaction”), for aggregate consideration in the amount of $[●] (the “Purchase Price”); it being understood that Assignor will not sell and assign, and Assignee will not purchase and assume, any interest of Assignor in cash or gold currently held by the Partnership, or to be received by the Partnership, to the extent attributable to Royalty paid or payable on production from the Project occurring prior to the Effective Date (in either case, “Remaining Cash or Gold”).

E.	The parties enter into this Agreement in furtherance of the Transaction.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Assignment and Assumption.

Upon receipt of good funds in the amount of the Purchase Price, Assignor hereby transfers, sells and assigns to Assignee, and Assignee hereby accepts, purchases and assumes from Assignor, all of Assignor’s right, title and interest in and to the Partnership Interest, with effect as of the Effective Date, and Assignor hereby assigns to Assignee, and Assignee hereby assumes from Assignor, all obligations and liabilities associated with the Partnership Interest, effective as of the Effective Date, but only to the extent relating to periods on and after the Effective Date; it being understood that Assignor shall retain (i) all right, title and interest in and to any Remaining Cash or Gold associated with the Partnership Interest, and (ii) all liabilities and obligations associated with the Partnership Interest to the extent arising or relating to periods prior to the Effective Date.

2. Payment.

The Purchase Price shall be paid by wire transfer to the below bank account:

Bank:

ABA/Routing Number:

Account:

Reference:

3.	Assignor’s Representations and Warranties.

As of the Agreement Date and again as of the Effective Date, Assignor represents and warrants to Assignee as follows:

a.	Assignor has full power and authority to enter into, deliver and perform this Agreement and the Transaction.

b.	This Agreement, constitutes the legally binding obligation of Assignor enforceable in accordance with its terms.

c.	Neither the execution and delivery of this Agreement, nor compliance by Assignor with the provisions of this Agreement, will conflict with or result in a breach of, or a default under, any of the terms, conditions or provisions of any other agreement or instrument to which Assignor is a party, or of any law or regulation applicable to Assignor.

d.	There are no actions, suits, claims, proceedings, or investigations pending or threatened against Assignor that could interfere with its ability to perform under this Agreement.

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e.	Assignor owns, and hereby transfers to Assignee, good and marketable title in and to the Partnership Interest, free and clear of any liens, claims and encumbrances of any type or nature whatsoever. Assignor has not previously transferred or encumbered any of its right, title or interest in or to the Partnership Interest, or made any agreement to do so, and has no knowledge that any other person or entity is claiming any interest in the Partnership Interest.

f.	No consent or approval of any third party is required for Assignor to execute, deliver and perform this Agreement or the Transaction.

g.	The sole representations and warranties of Assignee in respect of this Agreement and the Transaction are those EXPRESSLY set forth in Section 4. Other than the representations and warranties of Assignee expressly set forth in Section 4, Assignor has not relied upon any statement, representation or warranty of Assignee or its affiliates in connection with this Agreement OR the Transaction, and aSSIGNOR hereby waives all representations and warranties that may be implied by law in respect of the same.

4.	Assignee’s Representations and Warranties.

As of the Agreement Date and again as of the Effective Date, Assignee represents and warrants to Assignor as follows:

a.	Assignee has full corporate power and authority to enter into, deliver and perform this Agreement and the Transaction.

b.	This Agreement constitutes the legally binding obligation of Assignee enforceable in accordance with its terms.

c.	Neither the execution and delivery of this Agreement, nor compliance by Assignee with the provisions of this Agreement, will conflict with or result in a breach of, or a default under, any of the terms, conditions or provisions of any other agreement or instrument to which Assignee is a party, or of any law or regulation applicable to Assignee.

d.	There are no actions, suits, claims, proceedings, or investigations pending or threatened against Assignee that could interfere with its ability to perform under this Agreement.

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e.	The sole representations and warranties of AssignOR in respect of this Agreement and the Transaction are those EXPRESSLY SET forth in Section 3. Other than the representations and warranties of AssignOR expressly set forth in Section 3, AssignEE has not relied upon any statement, representation or warranty of AssignOR in connection with this Agreement OR the Transaction, and aSSIGNEE hereby waives all representations and warranties that may be implied by law in respect of the same.

5.	Reciprocal Indemnification.

From and after the Closing Date:

a.	Assignor shall indemnify and hold harmless each of Assignee, its affiliates, representatives, successors and permitted assigns, and their respective directors, officers and employees from and against any loss, claim, demand or liability whatsoever (including any attorney’s fees or other costs of legal defense) at any time arising from or relating to Assignor’s ownership of the Partnership Interest prior to the Effective Date.

b.	Assignee shall indemnify and hold harmless each of Assignor, its affiliates, representatives, successors and permitted assigns, and their respective directors, officers, managers, trustees, personal representatives, heirs and executors, from and against any loss, claim, demand or liability whatsoever (including any attorney’s fees or other costs of legal defense) at any time arising from or relating to Assignee’s ownership of the Partnership Interest from and after the Effective Date.

6.	Taxes.

a.	Assignor shall be responsible for and shall pay when due any and all (i) income, value-added, capital gains, sales, property, or other taxes payable in respect of the sale and transfer of the Partnership Interest by Assignor to Assignee, (ii) taxes based on or measured by Assignor’s ownership of, or income generated by, the Partnership Interest prior to the Effective Date, and (iii) taxes associated with the sale, transfer, distribution or other handling of Remaining Cash or Gold by or on behalf of Assignor.

b.	Assignee shall be responsible for and shall pay when due any and all taxes based on or measured by Assignee’s ownership of, or income generated by, the Partnership Interest from and after the Effective Date.

7.	Confidentiality; Public Announcements.

This Agreement, the terms hereof, and the non-public information contained herein, are confidential to the parties. Neither party shall make any public announcement or other statement with respect to the existence or terms of this Agreement, nor any non-public information contained herein, except to the extent required for compliance by such party with applicable laws or the rules of any applicable stock exchange; it being understood that this Section 7 shall not prohibit Assignee from notifying the other partners in the Partnership of its acquisition of the Partnership Interest from Assignor.

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8.	Further Assurances.

From and after the Agreement Date, each party shall execute and deliver all such other documents, and take such other actions, as may be reasonably required to complete the Transaction and perform its other obligations hereunder.

9.	Survival.

The representations and warranties of the parties hereunder shall survive the Closing Date, and all obligations and liabilities of the parties hereunder that are intended to survive the Closing Date shall so survive, in each such case for the duration of any applicable statute of limitations.

10.	Notices.

All notices, requests, demands, claims, and other communications required by or otherwise given under this Agreement (“Notices”) must be given in writing. Any party may send a Notice to the other party using nationally recognized express courier, U.S. mail with receipt requested, personal delivery, facsimile or email transmittal to the recipient party as set out below. All Notices shall be effective and shall be deemed delivered if sent by personal delivery, courier, facsimile or email transmission on the date of delivery unless such date is a Saturday, Sunday or U.S. national holiday on which mail service is suspended, in which case, such Notice shall be deemed delivered on the next day that is not a Saturday, Sunday or U.S. national holiday on which mail service is suspended. The parties addresses for Notice area as follows:

If to Assignor	Denver Mining Finance Company, Inc. c/o Royal Gold, Inc. 1660 Wynkoop Street, Suite 1000 Denver, Colorado 80202 Attention: General Counsel Fax: (303) 595-9385 Email: bkirchhoff@royalgold.com

If to Assignee:	[●] Fax: Email:

Each party may change its contact details for Notices by giving Notice of such change to the other party pursuant to this Section 10.

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11.	Governing Law.

This Agreement shall be subject to, and shall be construed in accordance with, the laws of the state of Colorado without regard to the conflicts of laws rules thereof that would result in the application of the laws of another jurisdiction.

12.	Rules of Construction.

As used herein, the singular includes the plural, and the captions of the several paragraphs of this Agreement are for reference or convenience only, and shall not affect the meaning or construction of the substantive provisions hereof.

13.	Review.

Prior to executing this Agreement, EAch party has REVIEWED THIS AGREEMENT and, in its discretion, has sought the advice of its independent legal, tax, accounting and other advisors in respect hereof. No provision of this Agreement shall be construed against a party for the reason that it was drafted by such party.

14.	Complete Agreement; Amendment; Waiver.

This Agreement constitutes the complete understanding of the parties with respect to the matters set forth herein and therein, and shall not be modified or amended except by a subsequently-dated instrument that has been executed by both parties. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

15.	Severability.

Any provision of this Agreement which is prohibited or unenforceable under applicable law shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

16.	Assignment.

Neither party shall assign any right, benefit or interest or delegate any obligation or liability under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

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17.	Successors and Assigns.

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

18.	Counterpart Signatures; Electronic Signatures.

This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall be deemed to be one and the same instrument. Electronic copies of signatures forwarded by fax, electronic mail or other means shall be deemed originals for all purposes hereunder.

[Signatures follow on next page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above, to be effective as of January 1, 2014.

ASSIGNOR

ASSIGNEE

DENVER MINING FINANCE COMPANY, INC.

By:
Name:
Title:

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